EXHIBIT 5.1

March 16, 2004

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen,

We have been requested by Claxson Interactive Group Inc. (the “Company”), a British Virgin Islands international business company, to furnish our opinion in connection with the registration statement (the “Registration Statement”) on Form S-8, with respect to the registration of 930,000 Class A common shares of the Company (the “Shares”), par value $0.01 per share, to be issued in connection with the transaction described therein.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Shares have been issued, delivered and paid up in the manner described in the Claxson Interactive Group Inc. Amended and Restated 2001 Share Incentive Plan, the Shares will be validly issued, fully paid and non-assessable, provided that the option price is not less than $0.01 per Share.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,
Conyers Dill & Pearman